As filed with the Securities and Exchange Commission on July 25, 2012

Registration No. 333-124472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SNYDER’S-LANCE, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0292920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13024 Ballantyne Corporate Place, Suite 900 Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

LANCE, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

A. Zachary Smith III

Chief General Counsel and Secretary

Snyder’s-Lance, Inc.

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

(704) 557-8303

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Michael J. Denny, Esq.

K&L Gates LLP

Hearst Tower, 47th Floor

214 North Tryon Street

Charlotte, North Carolina 28202

(704) 331-7488

Indicate by check mark if the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Snyder’s-Lance, Inc. (the “Company”), hereby amends its Registration Statement on Form S-8 (File No. 333-124472) initially filed with the Securities and Exchange Commission on April 29, 2005 (the “Registration Statement”) registering 300,000 shares of the Company’s common stock, par value $.83 1/3 per share (“Common Stock”) for the Lance, Inc. 2005 Employee Stock Purchase Plan (the “2005 Plan”), by deregistering 33,975 shares of the Common Stock registered on the Registration Statement, which constitues all of the shares of Common Stock registered on the Registration Statement that have not been sold or otherwise remain unissued.

On May 3, 2012, the Company’s stockholders approved the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan (the “2012 Plan”). On June 28, 2012, the 2005 Plan was terminated and no additional shares of the Common Stock will be offered under the 2005 Plan. In accordance with the undertaking contained in Part II, Item 9(a)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all of the Common Stock which remains unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 25th day of July, 2012.

SNYDER’S-LANCE, INC.*

By:	/s/ Rick D. Puckett
Rick D. Puckett
Executive Vice President, Chief Financial Officer
and Treasurer

*	No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 of the Securities Act of 1933, as amended.